Exhibit 8.2

[S&C LETTERHEAD]

January 11, 2016

First Niagara Financial Group, Inc.,

726 Exchange Street, Suite 618,

Buffalo, New York 14210.

Ladies and Gentlemen:

We have acted as counsel to First Niagara Financial Group, Inc., a Delaware corporation (“First Niagara”), in connection with the Agreement and Plan of Merger, dated as of October 30, 2015, by and between KeyCorp, an Ohio corporation (“KeyCorp”), and First Niagara, pursuant to which First Niagara will be merged with and into KeyCorp, with KeyCorp surviving (the “Merger”). The Merger is described in the joint proxy statement/prospectus and other proxy solicitation materials of KeyCorp and First Niagara constituting a part thereof (the “Joint Proxy Statement/Prospectus”), which is included in the registration statement filed on or about the date hereof on Form S-4 by KeyCorp (the “Registration Statement”) in connection with the Merger.

For purposes of this opinion, we have reviewed the Agreement, the Registration Statement and such other documents and matters of law and fact as we have considered necessary or appropriate. In addition, in rendering this opinion, we have relied, without independent investigation, as to certain factual matters upon the statements and representations contained in a certificate provided to us by each of First Niagara and KeyCorp (the “Certificates”). In rendering this opinion, we have assumed with your consent that (i) the Merger will be consummated pursuant to and in accordance with the terms of the Agreement and in the manner described in the Registration Statement; (ii) the statements concerning the Mergers and the parties thereto set forth in the Agreement and Registration Statement are true, complete and correct as of the effective time of the Merger; (iii) KeyCorp and First Niagara and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below, and (iv) the statements and representations in the Certificates are true, correct and complete, without qualification for materiality or knowledge. If any of the above described assumptions are untrue for any reason or if the Merger is consummated in a manner that is different from the manner described in the Agreement or Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we hereby confirm to you that the statements set forth under the caption “Material United States Federal Income Tax Consequences of the Merger” in the Joint Proxy Statement/Prospectus included in the Registration Statement are accurate in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Sullivan & Cromwell LLP